SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 16, 2005

                         MSGI SECURITY SOLUTIONS, INC.

               (Exact name of Registrant as specified in charter)



  Nevada                       0-16730                 88-0085608
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(State or other              (Commission              (I.R.S. Employer
jurisdiction of              File No.)              Identification No.)
incorporation)


                               575 Madison Avenue
                            New York, New York 10022
                    (Address of Principal Executive Offices)

                                  917-339-7134
              (Registrant's telephone number, including area code)

Item 1.01:  Entry into a Material Definitive Agreement
Item 1.02:  Termination of Material Definitive Agreement

On January 3, 2005, MSGI Security Solutions, Inc. ("MSGI") announced that it had entered into a Subscription Agreement with Excelsa S.p.A. ("Excelsa"), a corporation organized under the laws of the Republic of Italy, to acquire 135,381 shares of common stock of Excelsa, par value of 1.0 Euro per share, for a purchase price in cash of 1.528 million Euro (the "Second Subscription Agreement"). These additional shares, together with 66,632 shares of Excelsa common stock already owned by MSGI, would have represented (after giving effect to such issuance) approximately 12.5 percent of the then issued and outstanding shares of common stock of Excelsa on a fully diluted basis. MSGI paid the purchase price (approximately $2.0 million U.S. dollars) for the additional shares on January 4, 2005, but the shares were never issued.

On May 16, 2005, MSGI entered into a Restructuring and Subscription Agreement with Excelsa and stockholders of Excelsa (other than MSGI) owning in the aggregate more than 51 percent of Excelsa's issued and outstanding common stock, to acquire 262,500 shares of Excelsa common stock, representing, after giving effect to such issuance, and together with the 66,632 shares of Excelsa common stock already owned by Excelsa, approximately 19.5 percent of the issued and outstanding shares of common stock of Excelsa, which the parties agreed better reflects the value of Excelsa under US generally accepted accounting principles. Excelsa and the signatory stockholders have agreed to anti-dilution protection of MSGI's equity stake, such that MSGI will continue to own no less than 19.5 percent of Excelsa's issued and outstanding shares of common stock through December 31, 2005. The Restructuring and Subscription Agreement provides that a portion of the purchase price paid by MSGI to Excelsa pursuant to the Second Subscription Agreement be used as consideration for Excelsa's agreement to issue the 262,500 shares, such that no additional consideration will be due to Excelsa for those shares, and that the Second Subscription Agreement be terminated effective as of the date of actual issuance of those shares.

Under the Restructuring and Subscription Agreement, Excelsa has granted to MSGI an option to purchase all, but not less than all, of Excelsa's interest in Trust Italia SpA, a corporation organized under the laws of the Republic of Italy, for an aggregate purchase price of 1 million Euro, at any time prior to the close of business on the 120th day after the date of the agreement. In addition, Excelsa has granted to MSGI a royalty-free right and license, with respect to up to 2,500 surveillance cameras, to use Excelsa's RTS video surveillance platform in the United States for a period of 24 months, on an exclusive basis (except as otherwise agreed to by the parties). RTS (Real Time Security) is an ASP platform built to manage through a multiple network layer infrastructure, standard CCTV and IP-based surveillance cameras.

Excelsa and the signatory stockholders have agreed that, until December 31, 2005, they will not, without (as applicable) MSGI's prior written consent enter into (i) any transaction or series of related transactions, relating to the sale, transfer, pledge, encumbrance, assignment or otherwise disposition of 50 percent or more of the capital stock or assets of Excelsa and its subsidiaries taken as a whole or (ii) any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to Excelsa or any other transaction that under Italian law would require the approval of Excelsa's stockholders.

In connection with the transaction, those Excelsa stockholders who are parties to the Restructuring and Subscription Agreement have also granted to MSGI an option to purchase their shares of Excelsa common stock up to an amount that in the aggregate represents at any time no less than 51 percent of Excelsa's issued and outstanding shares of common stock on a fully diluted basis. The exercise price for this option, which will expire on December 31, 2005, is the price mutually agreed by MSGI and the stockholders' representative or, if they cannot agree, as determined by an accounting firm of national standing in Italy and the European Union selected by the unanimous vote of Excelsa's board of directors, minus half of the fees and expenses of such firm, if any.

The foregoing summary is qualified in its entirety by the Restructuring and Subscription Agreement incorporated herein as Exhibit 2.1.

Item 9.01: Financial Statements and Exhibits

(a) N/A

(b) N/A

(c) The following documents are filed herewith as exhibits to this Form 8-K:

Exhibit No.

  2.1     Restructuring and Subscription Agreement dated as of May 16, 2005.
 99.1     Press Release issued by the Registrant dated May 17, 2005.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           MEDIA SERVICES GROUP, INC.

Date: May 20, 2005         By: /s/ Richard J. Mitchell III
                              ----------------------------
                         Name: Richard J. Mitchell III
                        Title: Chief Accounting Officer